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                                                                     EXHIBIT 5.1






                                                                October 11, 1996



EPL Technologies, Inc.
2 International Plaza
Suite 245
Philadelphia, PA  19113-1507

Gentlemen:

                 We have acted as your counsel in connection with the proposed sale of common stock by certain Selling Shareholders named in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (Registration No. 333-09719).

                 In this connection, we have examined and relied upon such corporate records and other documents, instruments and certificates and have made such other investigation as we deemed appropriate as the basis for the opinion set forth below.

                 Based upon the foregoing, we are of the opinion that the shares of common stock to be sold by the Selling Shareholders have been duly authorized and, when duly executed, delivered and paid for, will be duly and validly issued, fully paid and nonassessable.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part thereof.


                                        Very truly yours,


                                        /s/ Ballard Spahr Andrews
                                            & Ingersoll